AGREEMENT FOR ELECTRIC SERVICE

                                     BETWEEN

                            THE MONTANA POWER COMPANY

                                       AND

                            STILLWATER MINING COMPANY




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INDEX TO AGREEMENT PROVISIONS


Section  1:       SERVICE TO BE PROVIDED

Section  2:       INSTALLATION AND REMOVAL OF FACILITIES

Section  3:       METERING FACILITIES

Section  4:       PAYMENT

Section  5:       REGULATORY JURISDICTION

Section   6:      AGREEMENT TERM, MINIMUM BILL AND EXIT FEES

Section  7:       INDEMNITY

Section  8:       FORCE MAJEURE

Section  9:       CUSTOMER REVENUE OBLIGATION

Section 10:       ASSIGNMENT

Section 11:       NOTICE

Section 12:       EFFECT OF TITLES

Section 13:       APPLICABLE LAW

Section 14:       INTEGRATION

                         AGREEMENT FOR ELECTRIC SERVICE

This Agreement for Electric Service ("Agreement"), effective on the 1st day of June, 1996 ("Effective Date"), is entered into by and between STILLWATER MINING COMPANY, a Delaware corporation whose address is HC 54, Box 365, Nye, Montana 59061, and THE MONTANA POWER COMPANY, a Montana corporation whose address is 40 East Broadway, Butte, Montana 59701.

                                    RECITALS

         WHEREAS, Stillwater Mining Company ("Customer") has received from The Montana Power Company ("Company") and the Company has provided to the Customer, electric utility service subject to the jurisdiction of the Montana Public Service Commission ("Commission"); and

         WHEREAS, Customer is changing facilities which is increasing its usage of electric energy warranting a special contract for electric service and the Company has heretofore indicated that it will provide such electric utility service; and

         WHEREAS, the parties desire to continue their relationship as seller and buyer of electric energy under the terms of a new agreement;

         NOW THEREFORE, the parties agree as follows:

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Section 1:   SERVICE TO BE PROVIDED
             ----------------------

         1.1 Subject to the terms and conditions of this Agreement, the Company will supply, on a firm basis, and the Customer will take and pay for, electric power (demand and energy) required for the operation of Customer's mining and milling operation located near Nye, Montana ("Electric Service").

         1.2 The Company is not obligated to provide, and the Customer agrees not to take in excess of 15,000 kilowatts of demand, which then becomes the effective Contract Demand. Demand measured in excess of the Contract Demand limitation, if served, will be billed and paid for at a rate equal to five times the applicable demand rate.

         1.3 Should Customer desire to increase its Contract Demand, Customer may request such increase in writing to the Company specifying the amount of increase requested, the date Customer wishes the increase to become effective and its duration. The Company shall, within 90 days of such written request, respond in writing to what extent Company has the electric power available to satisfy the requested increase. If such request is authorized, the newly established demand shall become the Contract Demand specified in Subsection 1.2. If Company is unable or does not agree to make such increase available, Customer may acquire such electric power from another provider, and Company shall negotiate terms and conditions in good faith for delivery of such power at a reasonable price.

         1.4 The Electric Service provided shall be three-phase, sixty-hertz, alternating current at approximately 13.2 kilovolts, four (4) wire, grounded center wye.


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         1.5 The  point of  delivery  of the  electric  service  shall be at the terminals of the Company's 13.2 kV disconnect switch in the substation.

Section 2:  INSTALLATION AND REMOVAL OF FACILITIES
            --------------------------------------

         2.1 The location of power lines and substations shall be designated by mutual agreement of the Customer and the Company, with every effort made to locate them outside the area of present or probable mining operations and where they will not be interfered with or affected by the mining or other activities of the Customer. In the event the Company is required to alter, relocate or remove such electric lines, equipment or substations, the Customer will pay 100 percent of the removal costs and new installation costs incurred, less the salvage value of the electric plant removed, unless such alterations, relocation or removal is made necessary by the negligence of the Company, its officers, agents or employees, in which case Company shall bear such costs. However, if the Company, for its own purposes, chooses to alter, relocate or remove such electric lines, equipment or substations, the Company will pay 100 percent of the costs incurred.

Section 3:  METERING FACILITIES
            -------------------

         3.1 The Electric Service shall be metered for billing purposes by equipment recording the kilowatt-hours consumed and the maximum combined fifteen-minute interval kilowatt demand at the delivery voltage. The metering equipment will be installed at the point of delivery and owned and maintained by the Company.


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         3.2 METERING AND  MEASUREMENT.  Company will meter the electrical power
(demand and energy) delivered to Customer at the point of delivery. In addition, the parties agree to the following testing and corrective procedures:

                         3.2.1 CUSTOMER'S METER - Customer may install, operate and maintain, at its sole expense, equipment for the purpose of measuring the amount of electric energy delivered over any measurement period (Customer meter), provided the equipment shall not interfere with such delivery or with the Company's metering equipment. Under no circumstances shall Customer be allowed access to the Company's secondary metering circuits.

                         3.2.2 ALTERNATIVE MEANS OF MEASUREMENT - In the event the Company's metering equipment is out of service or registers inaccurately, measurement shall be determined in the following sequence by:

                                     a.  Using  back-up  metering  installed  by
                    Company, if installed; or

                                     b.  Using  the  reading  of the  Customer's
                    meter, if installed and accurately registering, in which case, Customer will promptly provide data from its meter as requested by Company. Customer's meter shall not be considered accurate unless it has been tested in accordance with the testing intervals and procedures in Subsection 3.2.3; or

                                      c. To the  extent  the  methods  described
                    above cannot be utilized, performing a mathematical calculation or estimating by reference to Customer's operating records for the period in question.


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                         3.2.3  TESTING - At no  greater  than  sixty (60) month
         intervals, the Company's meters shall be replaced with meters that have been recently tested and calibrated in the Customer's presence, if Customer so desires. These meters shall have an accuracy at time of test of plus or minus 1/2 of 1 percent (0.5%) at both 10 percent (10%) and 100 percent (100%) of the rated Test Amperes (T.A.) of the Watt-hour Meter at 100 percent (100%) of nameplate voltage, rated frequency, and ambient temperature of 23(Degree)C +/- 5(Degree)C. When the replacement meter is installed, the meter being replaced shall be tested under the same procedure as the new meter. If the meter is inaccurate by more than plus or minus 1/2 of 1 percent (0.5%), adjustments to prior meter readings and resulting bills will be made as outlined in Subsection 3.2.5 CORRECTIONS OF METERING ERRORS. In the event that either party notifies the other that it desires a test of the accuracy of its own or of the other party's metering equipment, the parties shall cooperate to secure a prompt verification of the accuracy of such equipment. Notice shall be addressed to the electrical engineering contact at Customer's mining and milling operation or to Company's Manager of Industrial Services in Butte, Montana and shall be in writing at least fourteen days in advance of said testing.

                         3.2.4 COST OF TESTING - Company shall bear the cost of normally scheduled testing and any required adjustment of the Company's meter. In the event that Customer requests a testing of Company's meter at other than normal intervals, Customer shall bear the cost of the testing, including meter removal and replacement, unless such equipment is found to be inaccurate by greater than 1/2 of 1 percent (0.5%) (either high or low).


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                         3.2.5   CORRECTIONS  OF  METERING  ERRORS  -  If,  upon
         testing, the Company's meter removed from service is found to be inaccurate by less than or equal to 1/2 of 1 percent (0.5%) (either high or low), previous recordings of such equipment shall be considered accurate in computing deliveries of electrical energy hereunder. If, upon testing, Company's meter shall be found to be inaccurate by greater than 1/2 of 1 percent (0.5%) (either high or low), any previous recordings by such Company meter shall be corrected to zero error, to the extent possible, and Company shall promptly send to Customer a report based on such corrected recordings. If no reliable information exists as to when the Company meter became inaccurate, it shall be assumed for correction purposes hereunder that such inaccuracy began at the point in time midway between the testing date and the last previous date on which the Company meter was tested and found to be accurate or adjusted to be accurate, with the adjustment period not to exceed six
         (6) months.
                                    a.  The   provisions   of   Subsection   1.2
                    pertaining to billing Customer five times the applicable demand rate for demand exceeding the Contract Demand will not apply in the event that metering inaccuracies prevent Customer from having knowledge of such potential exposure.

                         3.2.6 MAINTENANCE - Each party shall have the right to be present whenever the other party changes or tests its meter. Each party shall give timely notice to the other party in advance of taking any such actions. Notice shall be addressed to the electrical engineering contact at Customer's mining and milling operation or to Company's Manager of Industrial Services in Butte, Montana. Each party shall give at least 24 hours notice to the other party prior to undertaking the above described activity.


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         3.3   BILLING ADJUSTMENTS -

                        a. If meter tests as described above indicate that meter has been more than 1/2 of 1 percent (0.5%) high, correct billing will be determined according to Subsection 3.2.2 and the Customer will be credited for the difference.

                         b. If meter tests as described above indicate that meter has been more than 1/2 of 1 percent (0.5%) low, correct billing will be determined according to Subsection 3.2.2 and the Customer will be billed for the difference.

Section 4:   PAYMENT
             -------

         4.1 The Customer shall pay the Company for the Electric Service in accordance with the terms of the applicable rate schedule for such service in effect from time to time. The applicable rate in effect at the time of execution of this Agreement is GS-2 which is attached as Exhibit A and by this reference made a part hereof. The Company will propose to implement other forms of electric rates in the near future (i.e., Real Time Pricing, Time Of Use) which will be included in tariffs and will be available for the Customer if approved by the Commission.

         4.2 All rate adjustments to the applicable rate schedule, whether temporary, interim or final authorized by the Commission or its successor with respect to the Electric Service rendered under this Agreement, shall be deemed amendments to this Agreement.

         4.3 Statements for amounts due under this Section 4 shall be rendered monthly and shall be due and payable in immediately available funds at the general offices of the Company in Butte, Montana fifteen (15) days after the receipt of invoice.


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         4.4 If  payments  are not made in full  within  the  fifteen  (15) days following  the receipt of such  statements,  the Company may,  upon fifteen (15)
days  written  notice  and  without   incurring  any  liabilities  to  Customer,
discontinue in full, or in part, Electric Service hereunder until such payments are made in full, unless the Customer informs the Company in writing of a bona fide dispute with respect to an amount due and pays the undisputed portion. A discontinuance of service under this section shall not be deemed a termination of this Agreement. Amounts due but not paid hereunder shall bear interest from the due date at an annual rate equal to the Prime Rate established by the Morgan Guaranty Trust Company of New York in effect at the time these amounts become due and payable.

Section 5:  REGULATORY JURISDICTION
            -----------------------

         5.1 All Electric Service provided by the Company is subject to the jurisdiction of the Commission or its successor.

Section 6:  AGREEMENT TERM, MINIMUM BILL AND EXIT FEES
            ------------------------------------------

         6.1 This Agreement shall be effective for Electric Service provided by Company to Customer from and after its Effective Date and shall continue in effect for a period of five (5) years unless extended for a specific term by mutual agreement of the parties before the termination date. No "exit fees" or "stranded costs" are provided for by this Agreement; however, the parties agree that such exclusion should not be construed either to prohibit or to support the imposition of such fees by law. Customer shall have no obligation to take its energy requirements from Company and Company shall have no obligation to provide Customer its energy requirements after termination of this Agreement, provided


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

both parties have acceptable options which are allowed by law. If the Company is required to provide Electric Service at the end of the initial term because of lack of market access by the Customer, the Company shall provide Electric Service to Customer at prices to then be determined by tariff or contract, as may be appropriate.

         6.2 Customer and Company recognize that significant changes may occur in the availability and cost of electric power generation, in wholesale power purchase opportunities, and in retail electric service caused by changes in fuel costs, electric power markets, and transmission regulation. With the potential for such changes and their impact on the Agreement and if a signed offer as specified in Section 6.2.1 below is presented, the parties agree to renegotiate this Agreement after March 1, 1999, not more often than once during any consecutive twelve-month period.

                  6.2.1 To commence renegotiations after March 1, 1999, Customer must present to Company a signed offer by a third party offering to sell power and energy to Customer at Customer's mining and milling operation at a total delivered price equal to or less than ninety percent (90%) of the rates contained in the then-current applicable rate schedule, presently Electric Tariff Schedule No. GS-2 that was approved by the Commission for service on and after March 1, 1996. If Customer can provide a reasonable demonstration that the offered power and energy can be delivered at the price offered above by the third party to the Customer's mining and milling operation, Customer shall inform Company thereof and give Company an opportunity to make a comparable price offer.

                  6.2.2 If Company does not meet the offered prices and if existing law and/or regulation then authorizes the wheeling of electricity for retail customers, Company shall negotiate terms and conditions in good faith for the delivery of such offered power to the


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         Customer's mining and milling operation.  The Company shall execute the necessary wheeling agreements to enable electric energy to be delivered to the Customer's operation at wheeling rates, terms and conditions
         approved  by  the  Federal  Energy   Regulatory   Commission  or  other
         appropriate regulatory body and the Agreement shall then be terminated.

                  6.2.3 If Company does not meet the third party's offer within thirty (30) business days of notification by Customer, the Customer's mining and milling operation shall have no further obligation to purchase its Electric Service from Company. If Customer elects to contract for Electric Service from a third party, thereafter, the Company shall have no further obligation to supply such Electric Service, and this Agreement shall be terminated. However, Customer shall be obligated to pay the following costs:

                           a. A  payment of the balance of the Company's  actual
                  investment, as defined in Subsection 9.1, less Total Additional Revenue, as defined in Subsection 9.2, and any associated surcharges (see Commission-authorized Rule No. 6-10) on that difference; and

                           b. A payment of Customer's  Minimum Bill  Obligation.
                  The Minimum Bill Obligation recovers any investment in power supply, transmission or distribution system solely attributable to Customer which is made by Company to serve Customer, except the investment covered in Subsection 6.2.3(a). The Company will attempt to mitigate this amount to the extent possible. If Customer remains on Company's system as a transmission and/or distribution customer, investment in transmission and/or distribution will not be included in the Minimum Bill.


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Section 7:  INDEMNITY
            ---------

         7.1 Each party hereto expressly agrees to indemnify and hold harmless and defend the other against all claims, demands, costs or expense for loss, damage or injury to persons or property, in any manner directly or indirectly connected with or growing out of the presence or use of electric capacity and energy on its own side of the delivery point hereunder, unless such claim or demand shall arise out of or result from the sole negligence or willful misconduct of the other party, its agents, servants or employees; provided, however, that neither party hereby assumes responsibility for damage or injury to employees of the other party.

Section 8:  FORCE MAJEURE
            -------------

         8.1 Company shall not be liable to Customer for failure to supply any part of Customer's electric requirements hereunder when such failure results from or is due to any act of God or any other cause not reasonably within the control of the Company such as but not limited to extreme weather, lightning, storms, floods, washouts, earthquakes, fires, explosions, breakage, failure of or accident to appliances or equipment (specifically not including, however, outages of equipment, appliances or facilities in connection with routine maintenance, wear out or other foreseeable occurrences) , strikes, lockouts (including those by Company), labor disputes, acts of the public enemy, war, riots, insurrections, epidemics, arrests or restraints, rules, regulations or orders of any court, commission or other governmental agency having jurisdiction, or any other cause not reasonably within control of the Company, whether of the kind herein enumerated or otherwise, but not including loss of markets by Company or other economic conditions; provided, however, that Company


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shall use all  reasonable  diligence to remove any and all such causes and shall resume deliveries when such cause or causes cease to be operative.

         8.2 Customer shall not be liable to Company for failure to take electric service hereunder when such failure results from or is due to any act of God or any other cause not reasonably within the control of the Customer such as but not limited to failure of equipment due to extreme weather, lightning, storms, floods, washouts, earthquakes, fires, explosions, breakage, failure of or accident to appliances or equipment (specifically not including, however, outages of equipment, appliances or facilities in connection with routine maintenance, wear out or other foreseeable occurrences), acts of the public enemy, war, riots, insurrections, epidemics, arrests or restraints, rules, regulations or orders of any court, commission or other governmental agency having jurisdiction, strikes, lockouts (including those by Customer), labor disputes or any other cause not reasonably within control of the Customer, whether of the kind herein enumerated or otherwise, but not including loss of markets by Customer or other economic conditions.

Section 9:  CUSTOMER REVENUE OBLIGATION
            ---------------------------

         9.1 Company will upgrade its transmission line and substation facilities to serve Customer's Stillwater Mining Complex. Company's actual investment attributed to Customer (estimated to be $2,920,000) must be recovered through Total Additional Revenues produced from Customer's increased load in excess of 8,000 kW. Company shall advise Customer of its Total Additional Revenue obligation within three (3) months of the project's completion.


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


         9.2 Company shall calculate Total Additional Revenues by using the demand greater than 8,000 kW and the associated energy (kWh), based on the monthly load factor, at the effective GS-2 rates to determine additional monthly revenues {i.e., If a particular month's load was 12,000 kW with a load factor of 80 percent for 720 hours, the associated energy would be 2,304,000 kWh (4,000 kW x 720 hours x .80) and the associated demand would be 4,000 kW (12,000 kW - 8,000 kW)}. If fifty percent (50%) of the accumulated Total Additional Revenues have not met or exceeded Company's actual investment after five years from the Effective Date, or upon termination of operations by Customer, whichever occurs first, Customer shall pay Company the difference between (1) Company's total investment and (2) Total Additional Revenues, along with any associated surcharges (as specified by Commission-authorized Rule No. 6-10) on the difference between (1) and (2), in accordance with Subsection 4.3. Customer's obligation to the Company for Company's investment shall be relieved at any time during the first five (5) years of this Agreement that fifty percent (50%) of the cumulative Total Additional Revenues exceed Company's actual investment.

Section 10:  ASSIGNMENT
             ----------

         10.1 This Agreement shall be binding upon the parties and their respective successors and assigns, but no assignment by either party shall be binding upon the other party until accepted in writing by the other party.
Such written acceptance shall not be unreasonably withheld.


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


Section 11:  NOTICE
             ------

         11.1 Any notice required or authorized by this Agreement shall be sufficient if served in person or by certified mail with return receipt requested to the other party. Notice to Customer is to be directed to:

                 Stillwater Mining Company
                 Attention:  President and Chief Operating Officer
                 HC 54, Box 365
                 Nye, MT  59061


Notice to the Company is to be directed to:

                 The Montana Power Company
                 Attention: Manager, Industrial Services/Economic Development 40 East Broadway
                 Butte, MT  59701


         11.2 Receipt shall be deemed to be the date of actual delivery in person or the date the certified mail receipt is returned, as the case may be.

Section 12:  EFFECT OF TITLES
             ----------------

         12.1 The titles or  captions  of the  sections  of this  Agreement  are
inserted  for   convenience  and  shall  not  be  construed  or  interpreted  as expressions of intent or obligations hereunder.

Section 13:  APPLICABLE LAW
             ---------------
         13.1 This Agreement shall be construed in accordance with the laws of the State of Montana.


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Section 14:  INTEGRATION
             -----------

         14.1 This instrument embodies the whole Agreement of the parties. There are no agreements, terms, conditions or obligations other than those contained herein; and this Agreement shall supersede all previous communications, representations or agreements, either verbal or written, between the parties hereto. Effective June 1, 1996, this Agreement supersedes and replaces the current Agreement for Electric Service dated July 1, 1990 pertaining to Customer's mining operations near Nye, Montana.

         IN WITNESS WHEREOF, the parties hereto have caused their corporate names to be hereunto subscribed by their officers in their behalf duly authorized, the day and the year first above written.

                                 STILLWATER MINING COMPANY


                                 By  /s/ J. ANDREWS
                                    -----------------------------------------
                                        President and Chief Operating Officer


                                 THE MONTANA POWER COMPANY


                                 By  /s/ P.J. COLE
                                    -----------------------------------------
                                       Vice President, Business Development
                                           and Regulatory Affairs


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